Exhibit 4.5

EXECUTION VERSION

Registration Rights Agreement Joinder

with respect to the

Registration Rights Agreement

for

Chinos Acquisition Corporation

$400,000,000 8.125% Senior Notes due 2019

March 7, 2011

Goldman, Sachs & Co.,

Merrill Lynch, Pierce, Fenner & Smith

    Incorporated,

As representatives of the several purchasers

named on Exhibit (a) hereto (the “Purchasers”),

c/o Goldman, Sachs & Co.,

200 West Street,

New York, New York 10282-2198

Ladies and Gentlemen:

Reference is hereby made to that certain Registration Rights Agreement, dated as of March 7, 2011 (the “Registration Rights Agreement”), among Chinos Acquisition Corporation, a Delaware corporation and the Purchasers, providing for the issuance and sale of the Securities (as defined therein). As a condition to the consummation of the offering of the Securities, each of J. Crew Group, Inc. (the “Company”) and each Guarantor (as defined in the Registration Rights Agreement) has agreed to join in the Registration Rights Agreement as of the date hereof. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given them in the Registration Rights Agreement.

The Company and each Guarantor hereby agrees for the benefit of the Purchasers, as follows:

1.	Each of the undersigned hereby acknowledges that it has received and reviewed a copy of the Registration Rights Agreement and all other documents it deems necessary to review in order to enter into this Registration Rights Agreement Joinder, and acknowledges and agrees to (i) join and become a party to the Registration Rights Agreement as indicated by its signature below; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgements attributable to the Company or a Guarantor, as the case may be, in the Registration Rights Agreement, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of the Company or a Guarantor, as the case may be, pursuant to the Registration Rights Agreement.

2.	Each of the undersigned hereby represents and warrants to and agrees with the Purchasers that it has all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Registration Rights Agreement Joinder, that this Registration Rights Agreement Joinder has been duly authorized, executed and delivered and that the consummation of the transactions contemplated hereby has been duly and validly authorized.

This Registration Rights Agreement Joinder does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Registration Rights Agreement. The parties hereto acknowledge and agree that all of the provisions of the Registration Rights Agreement shall remain in full force and effect.

This Registration Rights Agreement Joinder may not be amended or modified except by a writing executed by each of the parties hereto. This Registration Rights Agreement Joinder may not be assigned without the written consent of the parties hereto.

This Registration Rights Agreement Joinder may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Registration Rights Agreement Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart.

THIS REGISTRATION RIGHTS AGREEMENT JOINDER AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. The Purchasers, the Company and each of the Guarantors agree that any suit or proceeding arising in respect of this Registration Rights Agreement Joinder or the related engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company and each of the Guarantors agree to submit to the jurisdiction of, and to venue in, such courts.

The Purchasers, the Company and the Guarantors hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Registration Rights Agreement Joinder or the transactions contemplated hereby.

[Signature Page Follows]

J. Crew Group, Inc.

By:	/s/ James Scully
Name:	James Scully
Title:	Chief Financial Officer

J. Crew Operating Corp.
J. Crew Inc.
J. Crew International, Inc.
Grace Holmes, Inc.
H. F. D. No. 55, Inc.
Madewell Inc.
J. Crew Virginia, Inc.

Each as a Guarantor

By:	/s/ James Scully
Name:	James Scully
Title:	Chief Financial Officer

Signature Page to Registration Rights Agreement Joinder

Accepted as of the date hereof, each on their own
behalf and on behalf of the other Purchasers:

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:	/s/ Mark Kushemba
Name:	Mark Kushemba
Title:	Director

Signature Page to Registration Rights Agreement Joinder

Exhibit (a)

Initial Purchasers

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

    Incorporated

Mizuho Securities USA Inc.

Ex. a